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                                                                    EXHIBIT 10.1



                              EMPLOYMENT AGREEMENT


        EMPLOYMENT AGREEMENT (this "Agreement"), effective as of November 3, 2000 (the "Effective Date"), between JAMES J. MCNAMARA ("Executive") and NATIONAL AUTO CREDIT, INC., a Delaware corporation ("Employer").

        In consideration of the premises and the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.      EMPLOYMENT OF EXECUTIVE

        Employer hereby agrees to employ Executive, and Executive hereby agrees to be and remain in the employ of Employer, upon the terms and conditions hereinafter set forth.

2.      EMPLOYMENT PERIOD; EMPLOYMENT YEAR

        2.1 EMPLOYMENT PERIOD. Subject to earlier termination as provided in
Section 5, the term of Executive's employment under this Agreement shall commence as of the date hereof and shall continue until December 31, 2003 (the "Initial Employment Period"). Unless either party gives notice of non-renewal at least ninety (90) days prior to the expiration of the Initial Employment Period or any extension thereof, the term of this Agreement shall be extended for an additional one (1) year period beyond the end of the Initial Employment Period, or the end of any extension thereof, as the case may be (the Initial Employment Period and any extension thereof is hereafter referred to as the "Employment Period").

        2.2 EMPLOYMENT YEAR. Each 12-month period ending on October 31 shall be hereinafter considered an "Employment Year."

3.      DUTIES AND RESPONSIBILITIES; PLACE OF PERFORMANCE

        3.1 DUTIES AND RESPONSIBILITIES. During the Employment Period, Executive shall have the titles of Chairman of the Board and Chief Executive Officer of the Employer. Executive shall devote substantially all of his business time to the Employer. Executive shall be responsible for the affairs of the Employer and its subsidiaries in pursuit of the Employer's Business. Executive shall perform such duties, consistent with his status as Chairman of the Board and Chief Executive Officer of Employer, as he may be assigned from time to time by Employer's Board of Directors (the "Board").

        3.2 PLACE OF PERFORMANCE. In connection with his employment during the Employment Period, the Executive shall be based at the Employer's current principal offices in Solon, Ohio or such other principal offices as may be established in the future by the Board. Executive shall travel to such principal office, as necessary, from his home and shall be reimbursed by Employer for all expenses thereof. Employer shall maintain an office for the Executive in either New York, New York or Palm Beach County, Florida.

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4.      COMPENSATION AND RELATED MATTERS

        4.1 BASE SALARY. Employer shall pay to Executive a base salary at the rate of $500,000 per annum, subject to increase at the discretion of the Board (the initial base salary, including any Board approved increase thereof, the "Base Salary"), payable in advance in monthly increments.

        4.2 ANNUAL BONUS. Schedule A hereto sets forth certain performance objectives (each a "Milestone") for the Employer to achieve during each Employment Year during the Initial Employment Period. To the extent the relevant Milestone for any Employment Year is achieved, Executive shall receive a cash bonus based on a target of $250,000 per year (the "Target Bonus"). Executive's bonus in any Employment Year may be increased above the Target Bonus if, in the opinion of the Board, such increase is appropriate to reward Executive's performance for such year (the Target Bonus, together with any increase, being hereinafter referred to as the "Bonus"). Except as otherwise set forth in
Section 6 hereof, if any Milestone for the Employment Year in which the Employment Period terminates has been achieved prior to such termination, Executive shall be entitled to receive the full amount of the Target Bonus.

        (a) Schedule A contains Milestones expressed in terms of the Stock Price of Employer. As used herein, "Stock Price" shall mean the average of the closing bid prices of the Common Stock ("Common Stock"), par value $.05 per share, of Employer, as reported by the principal market where the Common Stock is then traded, over the [10] trading days preceding October 31 in each Employment Year (as adjusted for stock splits, stock dividends, reclassification or other similar events). If, at the end of the particular Employment Year, the Employer's Stock Price is equal to or exceeds one or more of the prices specified, Executive shall be entitled to the percentage of the Target Bonus set forth next to the highest such price achieved. Any Bonus earned as a result of achieving the Stock Price target shall be paid to Executive within three business days of the end of the Employment Year in which the Milestone is achieved.

        (b) Achievement of multiple Milestones in any Employment Year shall not entitle Executive to more than 100% of the Target Bonus for such Employment Year, unless the Board increases the Bonus with respect to such Employment Year. The maximum aggregate Target Bonus during the Initial Employment Period shall be three (3) times the Target Bonus, unless the Board increases the Bonus with respect to one or more Employment Years.

        (c) In the event of a Change in Control (as defined below) of Employer, Executive shall be immediately entitled to the full amount of the Target Bonus with respect to any Employment Years remaining in the Employment Period. As used in this Agreement, the term "Change in Control" means (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Employer; (ii) any sale, lease exchange or other transfer (in one transaction or a series of related transactions) of shares of capital stock of the Employer such that any person or group (other than the holders generally of the Employer's capital stock immediately prior to such transaction or series of transactions) shall



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become the owner, directly or indirectly, beneficially or of record, of shares representing more than thirty-three percent (33%) of the aggregate ordinary voting power represented by the issued and outstanding voting securities of the Employer; or (iii) any merger, consolidation, recapitalization, acquisition or similar transaction (other than any such transaction involving only the Employer and/or one or more wholly owned subsidiaries of the Employer) in which the outstanding voting securities of the Employer are converted into or exchanged for cash, securities or other property, such that immediately after such transaction any person or group (other than the holders generally of such capital stock immediately prior to such transaction or series of transactions) shall become the owner, directly or indirectly , beneficially or of record, of shares representing more than twenty percent (20%) of the aggregate ordinary voting power represented by the issued and outstanding voting securities of the Employer.

        4.3 SIGNING BONUS AND COMPENSATION FOR PAST SERVICES; BONUS FOR STOCK LISTING. Within 10 days of the execution of this Agreement, Employer shall pay to Executive a lump-sum payment of $750,000 as a signing bonus and as compensation for services previously performed by Executive for the Employer. Executive shall also receive a $1,000,000 cash bonus immediately upon the Employer's Common Stock being listed on the NASDAQ Stock Market, the American Stock Exchange or the New York Stock Exchange; PROVIDED, HOWEVER, that such listing shall have occurred during the Initial Employment Period and that Executive's employment hereunder shall not have been terminated for "Cause" (as defined in Section 5.2 below) prior to the date of such listing.

        4.4 LIFE INSURANCE. Employer shall maintain in effect at all times during the Employment Period, at Employer's expense, a policy of split dollar life insurance on the life of Executive with a death benefit equal to three (3) times the Base Salary, naming such person as Executive shall designate from time to time as the owner and beneficiary thereof; PROVIDED, HOWEVER, that the premium for such life insurance shall not exceed $50,000 per year.

        4.5 AUTOMOBILE ALLOWANCE. Employer shall provide Executive with a monthly allowance during the Employment Period of $1,250 to cover the costs of a leased automobile, including maintenance, fuel, and insurance.

        4.6 OTHER BENEFITS. During the Employment Period, subject to, and to the extent Executive is eligible under their respective terms, Executive shall be entitled to receive such fringe benefits as are, or are from time to time hereafter generally provided by Employer to Employer's senior management employees or other employees (other than those provided under or pursuant to separately negotiated individual employment agreements or arrangements) under any pension or retirement plan, disability plan or insurance, group life insurance, medical and dental insurance, accidental death and dismemberment insurance, travel accident insurance or other similar plan or program of Employer. Employer shall provide short-term and long-term disability insurance for Executive which provides benefits equal to at least 60% of Base Salary. To the degree that Employer's medical insurance does not fully cover the cost of an annual physical examination for Executive, Employer shall reimburse Executive for such expense promptly after such expense is incurred. Executive's Base Salary shall (where applicable)


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constitute the compensation on the basis of which the amount of Executive's benefits under any such plan or program shall be fixed and determined.

        4.7 EXPENSE REIMBURSEMENT. Employer shall reimburse Executive for all business expenses reasonably incurred by him in the performance of his duties under this Agreement upon his presentation of signed, itemized accounts of such expenditures, all in accordance with Employer's procedures and policies as adopted and in effect from time to time and applicable to its senior management employees.

        4.8 VACATIONS. Executive shall be entitled to 20 days paid vacation for each Employment Year during the Employment Period, in accordance with the Employer's vacation policy as in effect from time to time. The Executive shall also be entitled to paid holidays and personal days in accordance with the Employer's practice with respect to same as in effect from time to time. In addition, the Executive shall be entitled to take up to six weeks leave without salary during the Initial Employment Period and two additional weeks for each Employment Year the Employment Period is extended.

        4.9 EQUITY INCENTIVES. In order to provide further incentive to Executive and align the interests of Executive with those of the stockholders of Employer, Employer shall grant to Executive equity incentives consisting of shares of Common Stock and options to purchase shares of Common Stock ("Options").

        (a) SHARE GRANT. As a signing bonus, Executive shall be granted 350,000 shares of Common Stock. The Executive has previously been granted options to purchase 175,000 shares of Common Stock, which he has agreed to surrender to the Employer, prior to or concurrently with the issuance of the shares constituting his signing bonus.

        (b) OPTION AWARDS. As of the date that this Agreement is approved by the Board and executed by the Executive, Employer shall grant to Executive Options to purchase 750,000 shares of Common Stock with an exercise price equal to the average of the closing bid prices of the Common Stock on the OTC Electronic Bulletin Board for the five trading days preceding December 16, 2000. All Options granted pursuant to this paragraph shall:

            (i) be subject to an option agreement containing terms substantially similar to the terms generally provided in the option agreements of the Employer's other senior managers (except as otherwise modified herein);

            (ii) have a term of 10 years from the date of grant;

            (iii) shall be fully vest and be exerciseable as follows:

                  a. Options with respect to 250,000 shares shall vest and be exerciseable immediately;

                  b. Options with respect to 250,000 shares shall vest and be exerciseable on and after December 15, 2001; and


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                  c.   Options with respect to 250,000 shares shall vest and
                       be exerciseable on and after December 15, 2002;

                  PROVIDED, HOWEVER, that upon a Change of Control, all Options that have not yet vested and become exerciseable shall be deemed to have vested and have become exerciseable as of the time immediately preceding such Change of Control;

            (iv) shall provide for cashless exercise of such Options;

            (v) be issued under a qualified omnibus long-term incentive plan (a "Plan") that will provide for Incentive Stock Options pursuant to Internal Revenue Code ("Code") Section 422, non-qualified stock options and other forms of long-term incentives. If the Employer does not have a Plan applicable to the Executive or if an existing Plan does not provide for the foregoing terms or if sufficient shares are not available for grant under an existing Plan, Employer undertakes to implement a Plan to provide for the issuance of Executive's Options. Failure of the Employer to implement such a Plan shall not prevent Executive's right to receive his Options and he may elect, in his sole discretion, to receive Options not subject to a Plan.

        (c) From time to time, the Board may, in its discretion, grant additional Options to Executive, on such terms as the Board determines.

5.      TERMINATION OF EMPLOYMENT PERIOD

        5.1 TERMINATION WITHOUT CAUSE; VOLUNTARY TERMINATION BY EXECUTIVE. Employer may, by notice to Executive at any time during the Employment Period, terminate the Employment Period without Cause (as defined below). Executive may, by notice to Employer at any time during the Employment Period, voluntarily resign from the Employer and terminate the Employment Period. A termination under this section shall be effective immediately.

        5.2 BY EMPLOYER FOR CAUSE. Employer may, at any time during the Employment Period, by notice to Executive, terminate the Employment Period for "Cause" (as defined below) effective immediately, except as otherwise provided below. The notice shall set forth in reasonable detail the basis for such termination. In the event that it is possible for the Executive to cure or correct the circumstances set forth in the notice, the termination shall not be effective until the date that is thirty (30) days following the date on which such notice is given and the circumstances set forth in the notice shall not constitute "Cause" if within 30 days of such notice, Executive cures or corrects such circumstances. The Employer shall have "Cause" to terminate the Executive's employment hereunder upon the Executive's:

        (a) fraud, embezzlement, or any other illegal act committed intentionally by the Executive in connection with the Executive's duties as an executive of the Employer or


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any subsidiary or affiliate of the Employer which causes or may reasonably be expected to cause substantial economic injury to the Employer or any subsidiary or affiliate of the Employer,

        (b) conviction of any felony which causes or may reasonably be expected to cause substantial economic injury to the Employer or any subsidiary or affiliate of the Employer, or

        (c) willful or grossly negligent commission of any other act or failure to act which causes or may reasonably be expected (as of the time of such occurrence) to cause substantial economic injury to or substantial injury to the reputation of the Employer or any subsidiary or affiliate of the Employer, including, without limitation, any material violation of the Foreign Corrupt Practices Act, as described herein below. An act or failure to act on the part of Executive shall be considered "willful" if done, or omitted to be done, by Executive in bad faith or without a reasonable belief that the act or omission was in the best interest of Employer.

        5.3 BY EXECUTIVE FOR GOOD REASON. Executive may, at any time during the Employment Period by notice to Employer, terminate the Employment Period under this Agreement for "Good Reason" (as defined below) effective immediately. For the purposes hereof, "Good Reason" means any of the following without Executive's consent: (A) subject to Section 3 above, a material and adverse change in the nature and scope of Executive's authority and duties from those exercised or performed by Executive immediately after the Effective Date; (B) a material breach of this Agreement by Employer (including, but not limited to, failure to pay any amount due to Executive when due, diminution of Executive's duties and responsibilities or a change in Executive's place of performance); PROVIDED, HOWEVER, that the circumstances set forth in this Section 5.3(A) and
(B) will not be Good Reason if within 30 days of notice by the Executive to the Employer, Employer cures such circumstances.

        5.4 DISABILITY. During the Employment Period, if, as a result of physical or mental incapacity or infirmity, Executive shall be unable to perform his duties under this Agreement for (i) a continuous period of at least 120 days, or (ii) periods aggregating at least 180 days during any period of 12 consecutive months (each a "Disability Period"), and at the end of the Disability Period there is no reasonable probability that Executive can promptly resume his duties hereunder, Executive shall be deemed disabled (the "Disability") and Employer, by notice to Executive, shall have the right to terminate the Employment Period for Disability at, as of or after the end of the Disability Period. The existence of the Disability shall be determined by a reputable, licensed physician. The parties shall attempt to agree on such a physician. In the event that the parties are unable to so agree, such physician shall be selected by an arbitrator provided by the American Arbitration Association in New York, New York. Executive shall cooperate in all reasonable respects to enable an examination to be made by such physician.

        5.5 DEATH. The Employment Period shall end on the date of Executive's death.

6.      TERMINATION COMPENSATION


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        6.1 TERMINATION WITHOUT CAUSE BY EMPLOYER OR FOR GOOD REASON BY
EXECUTIVE. If the Employment Period is terminated by Employer without Cause or by Executive for Good Reason, Employer will pay to Executive one dollar ($1) less than the amount that would constitute a "excess parachute payment" under Code Section 280G. Employer shall pay to the Executive such amount in a lump sum cash payment as soon as practicable following the effective date of such termination. Employer shall also continue to provide the Executive with all employee benefits and perquisites which he was participating in or receiving at the effective date of termination (or if greater, at the end of the prior year) for two years. If such benefits cannot be provided under the Employer's programs, such benefits and perquisites will be provided on a tax effective basis on an individual basis to the Executive.

        6.2 TERMINATION BY REASON OF DEATH. . If the Employment Period is terminated by death, pursuant to the provisions of Section 5.5, Employer shall pay to Executive's estate, within thirty (30) days of the effective date of termination, Executive's Base Salary through the date of termination plus Executive's Base Salary for an additional ninety (90) days.

        6.3 CERTAIN OTHER TERMINATIONS. If the Employment Period is terminated by Employer pursuant to the provisions of Sections 5.2 or 5.4, Employer shall pay to Executive, within thirty (30) days of the effective date of termination, Executive's Base Salary through the date of termination. If the date of termination occurs after a Milestone has been achieved, Employer shall also pay to Executive, when due pursuant to provisions of Section 4.2 hereof, the Bonus for such Employment Year. Employer shall have no obligation to continue any other benefits provided for in Section 4 past the date of termination.

        6.4 NO OTHER TERMINATION COMPENSATION. Executive shall not, except as set forth in this Section 6, be entitled to any compensation following termination of the Employment Period.

        6.5 MITIGATION OF DAMAGES. In the event of any termination of the Executive's employment by the Employer, the Executive shall not be required to seek other employment to mitigate damages, and any income earned by the Executive from other employment or self-employment shall not be offset against any obligations of the company to the Executive under this Agreement. The Employer's obligations hereunder and the Executive's rights to payment shall not be subject to any right of set-off, counterclaim or other deduction by the Employer not in the nature of customary withholding, other than in any judicial proceeding or arbitration.

7.      PARACHUTE PAYMENTS

        (a) If it is determined (as hereafter provided) that by reason of any payment or Option vesting occurring pursuant to the terms of this Agreement (or otherwise under any other agreement, plan or program) upon a Change in Control (collectively, a "Payment"), the Executive would be subject to the excise tax imposed by Code Section 4999 (the "Parachute Tax"), then the Executive shall be entitled to receive an additional


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payment or payments (a "Gross-Up Payment") in an amount such that, after payment by the Executive of all taxes (including any Parachute Tax) imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Parachute Tax imposed upon the Payment.

        (b) Subject to the provisions of Section 7(a) hereof, all determinations required to be made under this Section 7, including whether a Parachute Tax is payable by the Executive and the amount of such Parachute Tax and whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by the nationally recognized firm of certified public accountants (the "Accounting Firm") used by the Employer prior to the Change in Control (or, if such Accounting Firm declines to serve, the Accounting Firms hall be a nationally recognized firm of certified public accountants selected by the Executive). The Accounting Firm shall be directed by the Employer or the Executive to submit its preliminary determination and detailed supporting calculations to both the Employer and the Executive within 15 calendar days after the determination date, if applicable, and any other such time or times as may be requested by the Employer or the Executive. If the Accounting Firm determines that any Parachute Tax is payable by the Executive, the Employer shall pay the required Gross-Up Payment to, or for the benefit of, the Executive within five business days after receipt of such determination and calculations. If the Accounting Firm determines that no Parachute Tax is payable by the Executive, it shall, at the same time as it makes such determination, furnish the Executive with an opinion that he has substantial authority not to report any Parachute Tax on his federal tax return. Any good faith determination by the Accounting Firm as to the amount of the Gross-Up Payment shall be binding upon the Employer and the Executive absent a contrary determination by the Internal Revenue Service or a court of competent jurisdiction; provided, however, that no such determination shall eliminate or reduce the Employer's obligation to provide any Gross-Up Payments that shall be due as a result of such contrary determination. As a result of the uncertainty in the application of Code Section 4999 at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Employer should have been made (an "Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Employer exhausts or fails to pursue its remedies pursuant to Section 7(f) hereof and the Executive thereafter is required to make a payment of any Parachute Tax, the Executive shall direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Employer and the Executive as promptly as possible. Any such Underpayment shall be promptly paid by the Employer to, or for the benefit of, the Executive within five business days after receipt of such determination and calculations.

        (c) The Employer and the Executive shall provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Employer or the Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination contemplated by Section 7(b) hereof.


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        (d) The federal tax returns filed by the Executive (or any filing made by a consolidated tax group which includes the Employer) shall be prepared and filed on a basis consistent with the determination of the Accounting Firm with respect to the Parachute Tax payable by the Executive. The Executive shall make proper payment of the amount of any Parachute Tax, and at the request of the Employer, provide to the Employer true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service, and such other documents reasonably requested by the Employer, evidencing such payment. If prior to the filing of the Executive's federal income tax return, the Accounting Firm determines in good faith that the amount of the Gross-Up Payment should be reduced, the Executive shall within five business days pay to the Employer the amount of such reduction.

        (e) The fees and expenses of the Accounting Firm for its services in connection with the determination and calculations contemplated by Sections 7(b) and (d) hereof shall be borne by the Employer. If such fees and expenses are initially advanced by the Executive, the Employer shall reimburse the Executive the full amount of such fees and expenses within five business days after receipt from the Executive of a statement therefor and reasonable evidence of his payment thereof.

        (f) In the event that the Internal Revenue Service claims that any payment or benefit received under this Agreement constitutes an "excess parachute payment" within the meaning of Code Section 280G(b)(1), the Executive shall notify the Employer in writing of such claim. Such notification shall be given as soon as practicable but not later than 10 business days after the Executive is informed in writing of such claim and shall apprise the Employer of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30 day period following the date on which the Executive gives such notice to the Employer (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Employer notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall (i) give the Employer any information reasonably requested by the Employer relating to such claim; (ii) take such action in connection with contesting such claim as the Employer shall reasonably request in writing from time to time, including without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Employer and reasonably satisfactory to the Executive; (iii) cooperate with the Employer in good faith in order to effectively contest such claim; and (iv) permit the Employer to participate in any proceedings relating to such claim; PROVIDED, HOWEVER, that the Employer shall bear and pay directly all costs and expenses (including, but not limited to, additional interest and penalties and related legal, consulting or other similar fees) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for and against for any Parachute Tax or income tax or other tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

        (g) The Employer shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative


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appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Employer shall determine; PROVIDED, HOWEVER, that if the Employer directs the Executive to pay such claim and sue for a refund, the Employer shall advance the amount of such payment to the Executive on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after tax basis, from any Parachute Tax (or other tax, including interest and penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and PROVIDED, FURTHER, that if the Executive is required to extend the statute of limitations to enable the Employer to contest such claim, the Executive may limit this extension solely to such contested amount. The Employer's control of the contest shall be limited to issues with respect to which a corporate deduction would be disallowed pursuant to Code Section 280G and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. In addition, no position may be taken nor any final resolution be agreed to by the Employer without the Executive's consent if such position or resolution could reasonably be expected to adversely affect the Executive unrelated to matters covered hereto.

        (h) If, after the receipt by Executive of an amount advanced by the Employer in connection with the contest of the Parachute Tax claim, the Executive receives any refund with respect to such claim, the Executive shall promptly pay to the Employer the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto); PROVIDED, HOWEVER, if the amount of that refund exceeds the amount advanced by the Employer, the Executive may retain such excess. If, after the receipt by the Executive of an amount advanced by the Employer in connection with a Parachute Tax claim, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Employer does not notify the Executive in writing of its intent to contest the denial of such refund prior to the expiration of 30 days after such determination, such advance shall be deemed to be in consideration for services rendered after the Date of Termination.

8.      PROFESSIONAL LIABILITY INSURANCE; INDEMNIFICATION

        8.1 INSURANCE. The Employer will provide coverage for Executive under the Employer's director and officer professional liability insurance policy.

        8.2 INDEMNIFICATION. Employer shall indemnify the Executive to the fullest extent permitted by law in effect as of the date hereof, or as hereafter amended, against all costs, expenses, liabilities and losses (including, without limitation, attorneys' fees, judgments, fines, penalties, ERISA excise taxes, penalties and amounts paid in settlement) reasonably incurred by the Executive in connection with a Proceeding. For the purposes of this section, a "Proceeding" shall mean any action, suit or proceeding, whether civil, criminal, administrative or investigative, in which the Executive is made,


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or is threatened to be made, a party to, or a witness in, such action, suit or proceeding by reason of the fact that he is or was an officer, director or employee of the Employer or is or was serving as an officer, director, member, employee, trustee or agent of any other entity at the request of the Employer.

        (a) NOTIFICATION AND DEFENSE OF CLAIM. Promptly after receipt by the Executive of notice of the commencement of any Proceeding, the Executive will, if a claim in respect thereof is to be made against the Employer under this Agreement, notify the Employer in writing of the commencement thereof; but the omission to so notify the Employer will not relieve the Employer from any liability that it may have to the Executive otherwise than under this Agreement. Notwithstanding any other provision of this Agreement, with respect to any such Proceeding as to which the Executive gives notice to the Employer of the commencement thereof:

            (i) The Employer will be entitled to participate therein at its own expense; and

            (ii) Except as otherwise provided in this Section 8.2(a)(ii) to the extent that it may wish, the Employer, jointly with any other indemnifying party similarly notified, shall be entitled to assume the defense thereof, with counsel satisfactory to the Executive. After notice from the Employer to the Executive of its election to so assume the defense thereof, the Employer shall not be liable to the Executive under this Agreement for any legal or other expenses subsequently incurred by the Executive in connection with the defense thereof other than reasonable costs of investigation or as otherwise provided below. The Executive shall have the right to employ the Executive's own counsel in such Proceeding, but the fees and expenses of such counsel incurred after notice from the Employer of its assumption of the defense thereof shall be at the expense of the Executive unless (a) the employment of counsel by the Executive has been authorized by the Employer, (b) the Executive shall have reasonably concluded that there may be a conflict of interest between the Employer and the Executive in the conduct of the defense of such Proceeding (which conclusion shall be deemed reasonable if, without limitation, such action shall seek any remedy other than money damages and the Executive would be personally affected by such remedy or the carrying out thereof), or (c) the Employer shall not in fact have employed counsel to assume the defense of the Proceeding, in each of which cases the fees and expenses of counsel shall be at the expense of the Employer. The Employer shall not be entitled to assume the defense of any Proceeding brought against the Executive by or on behalf of the Employer or as to which the Executive shall have reached the conclusion provided for in clause (b) above.

9.      CONFIDENTIALITY

        Unless otherwise required by law or judicial process, Executive shall retain in confidence during the Employment Period and after termination of Executive's employment with Employer pursuant to this Agreement all confidential information known to the Executive concerning Employer and its businesses. The obligations of

Executive pursuant to this Section 9 shall survive the expiration or termination of this Agreement.

10.     NONCOMPETITION.

        10.1 GENERAL. For the duration of the Employment Period and the applicable Non-Compete Period (as defined below), the Executive shall not directly or indirectly, engage in any Competitive Activity (as defined below) in competition with the Employer. "Competitive Activity" shall mean: (A) the development, providing, marketing, administration, management, or acting as a consultant in the providing of, the principal operating business(es) of the Employer at the time of termination, (B) the participation, directly or indirectly, in any business which is the same as or substantially similar to or is or would be competitive with the sub-prime auto finance business of the Employer at the time; and (C) becoming an employee, director, officer, consultant, independent contractor, lecturer or advisor of or to, or otherwise providing services to, any business, individual, partnership, firm, association or corporation, if the Executive's duties relate in any manner to the business of developing, providing, marketing, administering, managing, or acting as a consultant in the providing of, the principal operating business(es) of the Employer at the time of termination. Nothing herein, however, shall prohibit Executive from acquiring or holding any issue of stock or securities of any business, individual, partnership, firm, or corporation (collectively "Entity") which has any securities listed on a national securities exchange or quoted in the daily listing of over-the-counter market securities, provided that at any one time he and members of his immediate family do not own more than five percent of the voting securities of any such Entity. The obligations of Executive pursuant to this Section 10 shall survive the expiration or termination of this Agreement.

        10.2 NON-COMPETE PERIOD. Upon termination of Executive's employment hereunder, the prohibition against Executive engaging in a Competitive Activity shall remain in effect for the following periods (each a "Non-Compete Period").

        (a) TERMINATION WITHOUT CAUSE BY EMPLOYER OR FOR GOOD REASON BY EXECUTIVE. If the Employment Period is terminated by Employer without Cause or by Executive for Good Reason, provided that all payments due to Executive from Employer have been made to Executive by Employer, the Non-Compete Period shall be six (6) months from the effective date of termination.

        (b) TERMINATION FOR CAUSE BY EMPLOYER OR WITHOUT GOOD REASON BY EXECUTIVE. If the Employment Period is terminated by Employer for Cause or by Executive without Good Reason, the Non-Compete Period shall be one year from the effective date of termination.

        (c) NON-RENEWAL. If the Employment Period ends as a result of the non-renewal of the Agreement by either party, the Non-Compete Period shall be six (6) months from the last day of the Employment Period.

11.     NONSOLICITATION.

        During the Non-Compete Period, Executive shall not directly or indirectly solicit to enter into the employ of any other Entity, or hire, any of the employees of the Employer (or individuals who were employees of the Employer within six months of termination of the Non-Compete Period). During the Non-Compete Period, Executive shall not, directly or indirectly, solicit, hire or take away or attempt to solicit, hire or take away (i) any customer or client of the Employer or (ii) any former customer or client (that is, any customer or client who ceased to do business with the Employer during the one (1) year immediately preceding such date) of the Employer or encourage any customer or client of the Employer to terminate its relationship with the Employer without the Employer's prior written consent. The obligations of Executive pursuant to this Section 11 shall survive the expiration or termination of this Agreement.

12.     NON-DISPARAGEMENT OF THE EXECUTIVE

        The Employer shall not make any oral or written statement about the Executive which is intended or reasonably likely to disparage the Executive or otherwise degrade his reputation in the business or legal community.

13.     FOREIGN CORRUPT PRACTICES ACT

        The Executive agrees to comply in all material respects with the applicable provisions of the U.S. Foreign Corrupt Practices Act of 1977 ("FCPA"), as amended, which provides generally that: under no circumstances will foreign officials, representatives, political parties or holders or public offices be offered, promised or paid any money, remuneration, things of value, or provided any other benefit, direct or indirect, in connection with obtaining or maintaining contracts or others hereunder. When any representative, employee, agent, or other individual or organization associated with the Executive is required to perform any obligation related to or in connection with this Agreement, the substance of this section shall be imposed upon such person and included in any agreement between the Executive and any such person. Failure by the Executive to comply in all material respects with the provisions of the FCPA (other than an inadvertent violation on the basis of advice from counsel to the Employer that the conduct in question is not a violation) shall constitute a material breach of this Agreement and shall entitle the Employer to terminate the Executive's employment for Cause.

14.     SUCCESSORS; BINDING AGREEMENT

        This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by Executive and Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee, or other beneficiary or, if there be no such beneficiary, to Executive's estate.

15.     SURVIVORSHIP

        The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

16.     MISCELLANEOUS

        16.1 NOTICES. Any notice, consent or authorization required or permitted to be given pursuant to this Agreement shall be in writing and sent to the party for or to whom intended, at the address of such party set forth below, by registered or certified mail, postage paid (deemed given five days after deposit in the U.S. mails) or personally or by facsimile transmission (deemed given upon receipt), or at such other address as either party shall designate by notice given to the other in the manner provided herein.

             If to Employer:

                                National Auto Credit, Inc.
                                30000 Aurora Road
                                Solon, Ohio 44139
                                Attention:  General Counsel
                                Facsimile:  (440) 349-3141


             If to Executive:

                                James J. McNamara
                                127 Kings Road
                                Palm Beach. FL 33480
                                Facsimile:  (561) 659-1438


        16.2 TAXES. Employer is authorized to withhold (from any compensation or benefits payable hereunder to Executive) such amounts for income tax, social security, unemployment compensation and other taxes as shall be necessary or appropriate in the reasonable judgment of Employer to comply with applicable laws and regulations.

        16.3 INVENTIONS; WORK FOR HIRE. Executive hereby agrees to assign and does hereby assign all of Executive's right, title and interest in or to any and all ideas, concepts, know-how, techniques, processes, inventions, discoveries, developments, works of authorship, innovations and improvements (collectively "Inventions") conceived or made by Executive, whether alone or in concert with others whether patentable or subject to potential copyrights or not, except those that the Executive developed or develops entirely on Executive's own time without using the equipment, supplies, facilities, or confidential or proprietary information of the Employer and provided that such Inventions are unrelated to the business of the Employer. Executive agrees to promptly inform and disclose all Inventions to the Employer in writing and with respect to those Inventions that Executive is required to assign to the Employer hereunder to provide all assistance reasonably requested by the Employer in the preservation of its interests in the Inventions (such as by executing documents, testifying, etc.), such assistance to be provided at the Employer's expense but without additional compensation to the Executive. Executive agrees that any work prepared by the Executive during the Employment Period which work is subject to assignment under this paragraph and which is eligible for United States copyright protection or protection under the Universal Copyright Convention the Berne Copyright Convention and/or the Buenos Aires Copyright Convention, shall be a "work made for hire". In the event that any such work is deemed not to be a "work made for hire". Executive hereby assigns all right, title and interest in and to the copyright in such work to the Employer, and agrees to provide all assistance reasonably requested in the establishment, preservation and enforcement of the Employer's copyright in such work, such assistance to be provided at the Employer's expense but without any additional compensation to Executive.

        16.4 GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without reference to the principles of conflicts of laws therein.

        16.5 DISPUTE RESOLUTION AND ARBITRATION. In the event that any dispute arises between the Employer and the Executive regarding or relating to this Agreement and/or any aspect of the Executive's employment relationship with the Employer, AND IN LIEU OF LITIGATION AND A TRIAL BY JURY, the parties consent to resolve such dispute through mandatory arbitration under the Commercial Rules of the American Arbitration Association, before a single arbitrator in New York, New York. The parties hereby consent to the entry of judgment upon award rendered by the arbitrator in any court of competent jurisdiction. Notwithstanding the foregoing, however, should adequate grounds exist for seeking immediate injunctive or immediate equitable relief, any party may seek and obtain such relief; provided that, upon obtaining such relief, such injunctive or equitable action shall be stayed pending the resolution of the arbitration proceedings called for herein. The parties hereby consent to the exclusive jurisdiction in the state and Federal courts located in the City of New York, County of New York and State of New York for purposes of seeking such injunctive or equitable relief as set forth above. Each side shall bear its own costs; however any fees assessed by the American Arbitration Association shall be allocated by the arbitrator in his/her sole discretion.

        16.6 HEADINGS. All descriptive headings in this Agreement are inserted for convenience only and shall be disregarded in construing or applying any provision of this Agreement.

        16.7 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

        16.8 SEVERABILITY. If any provision of this Agreement, or any part thereof, is held to be unenforceable, the remainder of such provision and this Agreement, as the case may be, shall nevertheless remain in full force and effect.

        16.9 ENTIRE AGREEMENT AND REPRESENTATION. This Agreement contains the entire agreement and understanding between Employer and Executive with respect to the subject matter hereof. No representations or warranties of any kind or nature relating to Employer or its several businesses, or relating to Employer's assets, liabilities, operations, future plans or prospects have been made by or on behalf of Employer to Executive. This Agreement supersedes any prior agreement between the parties relating to the subject matter hereof.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the 15 day of December, 2000 and as of the date first above written.



                                       NATIONAL AUTO CREDIT, INC.


                                       By:
                                          --------------------------------------
                                              Name:
                                              Title:



                                       -----------------------------------------
                                                   James J. McNamara

                                   SCHEDULE A

                             PERFORMANCE MILESTONES



        YEAR 1 BONUS                YEAR 2 BONUS               YEAR 3 BONUS
        ------------                ------------               ------------
  STOCK PRICE    % EARNED     STOCK PRICE    % EARNED    STOCK PRICE    % EARNED
  -----------    --------     -----------    --------    -----------    --------

     $0.75          25%          $1.50          25%         $2.40          25%

     $1.00          50%          $1.85          50%         $2.75          50%

     $1.25         100%          $2.15         100%         $3.15         100%


NOTE: In the absence of an agreement with respect to any extension of the Initial Employment Period, or any extension of an earlier extension, the Target Bonus for each year shall be $300,000, which shall be earned as follows:

      - 25% Earned if the Stock Price at the end of the Employment Year is 110% of the Stock Price at the end of the prior Employment Year.

      - 50% Earned if the Stock Price at the end of the Employment Year is 120% of the Stock Price at the end of the prior Employment Year.

      - 100% Earned if the Stock Price at the end of the Employment Year is 130% of the Stock Price at the end of the prior Employment Year.